UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 16, 2005
Date of Report (Date of earliest event reported)

New Jersey Mining Company
(Exact name of registrant as specified in its charter)

Idaho	000-28837	82-0490295
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

89 Appleberg Road
Kellogg, Idaho	83837
(Address of principal executive offices)	(Zip Code)

(208) 783-3331
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 8 – OTHER EVENTS

ITEM 8.01 OTHER EVENTS

The Company was notified on May 16, 2005 by the United States Forest Service (USFS) that the Decision Notice approving the Company’s Plan of Operations for the Silver Strand mine has been appealed by the Idaho Conservation League (ICL). ICL claims that the Environmental Assessment did not sufficiently assess the environmental impact of the proposed mining operation and that an Environmental Impact Statement is required.

New Jersey Mining Company is proposing a small seasonal underground mining operation at the Silver Strand mine with a production rate of 1,000 tonnes per month. The main purpose of the operation is to explore the silver & gold mineralization at depth. Total new surface disturbance for the proposed operation would be less than 5 acres. The Plan of Operations was designed to have a minimal impact on the environment by processing the ore offsite, backfilling the mined out voids with low permeability paste tailings, collecting sediment from the entire site in a central settling tank, recycling mine water, using a land application site to prevent discharges of water to streams, and reclaiming mine dumps and roads left by a previous operator.

A response to the appeal will be drafted by the USFS and sent with the project record to the Regional USFS Office in Missoula, Montana for review by an appeals panel. The appeals panel will review the project record and public comments and make a recommendation to the Regional Forester who will decide to either remand the decision back to the local Ranger District for additional review or deny the appeal. A decision from the Regional Forester is expected in about 60 days.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Jersey Mining Company

Date:	May 17, 2005
		By:	/s/ Fred W. Brackebusch

FRED W. BRACKEBUSCH
President, Chief Executive Officer
and Chief Financial Officer